Exhibit 99.1

For Immediate Release February 25, 2008	Contact:	Rusty LaForge Guaranty Financial Group Inc. 214-360-1967 rusty.laforge@guarantygroup.com
David W. Biegler and Edward R. McPherson
Elected to Guaranty Financial Group Inc. Board
Austin, TX—(BUSINESS WIRE)—Feb. 25, 2008—Guaranty Financial Group Inc. (NYSE: GFG) today announced the appointment of David W. Biegler and Edward R. McPherson to the company’s Board of Directors.
David W. Biegler, 61, serves as Chairman of Estrella Energy, L.P., a natural gas transportation and processing firm. Mr. Biegler was Vice Chairman of TXU Corporation until his retirement in 2001. He served as President and Chief Operating Officer of TXU Corporation from 1997 to December 2001, and prior to that served as Chairman, President and Chief Executive Officer of ENSERCH Corporation. He also serves on the boards of Dynegy Inc., Trinity Industries, Inc., Austin Industries, Inc., Children’s Medical Center in Dallas, Texas, and Animal Health International. Mr. Biegler received a Bachelor of Science degree from St. Mary’s University at San Antonio and completed the Harvard University Advanced Management Program. Mr. Biegler will also serve on the board of directors of the company’s subsidiary, Guaranty Bank.
Edward R. (“Ted”) McPherson, 62, serves as Chief Executive Officer of InterSolve Group, Inc., a company dedicated to helping its clients improve performance, profitability and shareholder value. Mr. McPherson previously served as Under Secretary of Education and Chief Operating Officer of the United States Department of Education from April 2004 through December 2005, and as Chief Financial Officer of the U.S. Department of Agriculture from October 2001 until April 2004. Prior to that time, Mr. McPherson was Chief Financial Officer for SunAmerica and First RepublicBank Corporation. He serves on the National Aeronautics and Space Administration’s Advisory Council and its Audit and Finance Committee. Mr. McPherson holds a B.A. degree from Williams College, and an M.S. in administration from George Washington University. Mr. McPherson will also serve on the board of directors of the company’s subsidiary, Guaranty Bank.
With the election of Messrs. Biegler and McPherson, Guaranty Financial Group’s Board consists of 12 members.
Guaranty Financial Group is the second largest publicly-traded financial institution holding company headquartered in Texas and one of the 50 largest publicly-traded financial institution holding companies based in the U.S. ranked by asset size. Guaranty Financial Group operates Guaranty Bank, which engages in consumer and business banking activities through a network of more than 150 banking centers in Texas and California. Guaranty Bank also provides financing to middle market companies, independent energy producers, and the real estate industry. Additionally, Guaranty Bank operates an insurance agency, Guaranty Insurance Services, Inc.
Source: Guaranty Financial Group Inc.
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